Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of May __, 2012 by and between Dennis Horowitz (“Consultant”) and Superconductor Technologies Inc. (the “Company”), with reference to the following recitals:

A.           Consultant possess significant experience and skills in the Company’s line of business, including as a result of extensive service on the Company’s board of directors; and

B.           The Board of the Company (the “Board”) wishes to retain the services of Consultant on the terms set forth herein, commencing at the expiration of his current term as a director on May 22, 2012 (the “Commencement Date”).

IT IS THEREFORE AGREED THAT:

1.           Exclusive Services.  From the Commencement Date until March 31, 2013 (the “Term”), Consultant shall make himself reasonably available, during normal business hours, to consult with the Board regarding implementation of the actions taken and policies set by the Board of Directors of the Company from time to time (the “Services”).  The Services may also include advice on strategic or operational matters, reasonable cooperation on any litigation involving third parties, transition services to the Board’s audit committee and audit committee chairman, and other services as the parties may reasonably agree.  Because the Services are defined primarily by the experience and skill possessed by the Consultant rather than the amount of time spent by the Consultant, there is no minimum number of hours of Services to be provided hereunder.

Consultant will not, during the Term, intentionally provide strategic consulting services to any company that is a direct competitor with the Company’s current business focus on publicly disclosed commercial applications of 2G HTS wire.

2.           Compensation.  The sole compensation for the Services shall be as follows:

(a)           $8,750 on June 30, 2012, $8,750 on September 30, 2012, $8,750 on December 31, 2012 and $8,750 on March 31, 2013.

(b)           10,000 shares of unvested restricted stock under the Company’s 2003 Equity Incentive Plan, subject to the Consultant’s execution of the Company’s standard Restricted Stock Agreement.  Such restricted stock shall vest during the Term of this Agreement as follows: 2,500 shares on June 30, 2012; 2,500 shares on September 30, 2012; 2,500 shares on December 31, 2012 and 2,500 shares on March 31, 2013.

(c)           To the extent Services are requested, the Company will repay or reimburse Consultant for ordinary and necessary business expenses to the extent compatible with, and subject to the verification and substantiation documentation and procedures applicable under, the Company’s policies.

3.           Confidentiality.  While Consultant was/is a director of the Company, as part of his fiduciary duties, he was/is subject to duties of confidentiality with respect to the Company’s confidential or proprietary information (the “Information”).  Consultant agrees, during and after the Term, to continue to abide by such duties with respect to the Information to the same extent as when he was a director.  If he learns additional Information during the Term, it shall be subject to the same limitation.  Without limiting the rights and remedies otherwise available to it, each party agrees that the other would be irreparably harmed by any breach or threatened breach of this Section 3 and accordingly that the other party shall be entitled to equitable relief by way of injunction.

It is acknowledged by both parties that as a public Company that Company is entitled to disclose and file this Agreement with the SEC to the extent necessary to comply with its legal obligations.

4.           Past Services.  Consultant agrees he is not entitled to any additional compensation (cash, equity or otherwise) for any services he previously rendered to the Company as a director or otherwise.  Consultant claims no ownership interest in any of the Company’s assets, properties, patents or technologies.

5.           Term.  This Agreement will expire at the end of the Term, except (a) if terminated earlier by the parties, acting mutually in writing, or (b) by any party at any time after the date hereof, if the other party materially breaches its obligations hereunder and does not cure such breach after a 15 day written notice reasonably describing such breach.  Sections 3 through 7 will survive the expiration or termination of this Agreement.

6.           Independent Contractor.  Consultant is being retained hereunder only for the purposes and to the extent set forth in this Agreement, and Consultant’s relationship to the Company will be that of an independent contractor.  Consultant will not be considered under this Agreement as having employee status. Consultant acknowledges that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions will be made with respect to compensation paid to Consultant pursuant to this Agreement.  Consultant is responsible for all such taxes, and agrees to report for federal and state income and any other tax purposes all such compensation, and to pay all taxes due thereon.  Consultant shall not be entitled to any benefits provided to employees of the Company or any of its affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability, termination or severance pay or other similar benefits; unemployment or other similar insurance or otherwise.

7.           Miscellaneous.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect to the subject mater hereof, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder; provided, nothing in this Agreement affects Consultant’s Directors and Officers Indemnity Agreement or rights to indemnification under the Company’s charter or bylaws, which remains in full force and effect.  There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.  This Agreement may not be amended, altered or modified except by a writing signed by the parties.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement shall be governed by the law of California, without regard to any conflicts of law provisions.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

Superconductor Technologies Inc. By: _____________________________________ Marty Kaplan, Chairman of the Board of Directors
Dennis Horowitz __________________ Dennis Horowitz